EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Theodore H. Bunting, Jr., Senior Vice President and Chief Accounting Officer of Entergy Texas, Inc. (the "Servicer"), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transition Property Servicing Agreement dated as of June 29, 2007 between Entergy Gulf States Reconstruction Funding I, LLC, as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 26, 2008

Entergy Texas, Inc., as servicer

By: /s/ Theodore H. Bunting, Jr.
Name: Theodore H. Bunting, Jr.
Title: Senior Vice President and Chief Accounting Officer